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                                                                    EXHIBIT 99.1

                                  [ORION LOGO]

CONTACTS:
TERRENCE L. BAUER                    KEITH G. LEBLANC
CHIEF EXECUTIVE OFFICER              PRESIDENT
(678) 832-1800                       (713) 973-6675

                ORION HEALTHCORP ANNOUNCES FIRST QUARTER RESULTS

ATLANTA AND HOUSTON (MAY 13, 2005) - Orion HealthCorp, Inc. (AMEX: ONH) today announced its financial results for the quarter ended March 31, 2005.

      Orion HealthCorp's results for the first quarter of 2005 include the results of Integrated Physician Solutions, Inc. ("IPS"), SurgiCare, and Medical Billing Services, Inc. ("MBS"), which includes Dennis Cain Physician Solutions, Ltd., for the three months ended March 31, 2005. Orion's results include the results of IPS only for the three months ended March 31, 2004. Orion's historical results and period-to-period comparisons are not necessarily indicative of the results for any future period.

      For the quarter ended March 31, 2005, net operating revenues were $9.2 million compared with $4.2 million in the first quarter of the prior year. Gross margin for the first quarter of 2005 was $5.0 million compared with $1.6 million for the same period in 2004. Loss from continuing operations was $1.9 million, or $0.22 per share, compared with a loss of $858,000, or $0.10 per share, for the prior year quarter.

      Commenting on the first quarter results, Terrence L. Bauer, Chief Executive Officer of Orion HealthCorp, said, "The loss in the first quarter includes the impact of the restructuring activities that are underway as we realign and focus our operations.

      Mr. Bauer added, "Today, early in our development, the risk is obvious. However, by constructing a portfolio of quality operating assets through a combination of acquisitions, divestitures and management discipline, we believe that the reward will become apparent. We are confident that we have the experience and expertise to build a company that will add value to our clients' operations and to our stockholders' investment."

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Orion Announces First Quarter Results
Page 2
May 13, 2005

      Orion HealthCorp, Inc. is a healthcare services organization resulting from a recent combination of four different operating companies. The Company provides complementary business services to physicians through three business units: SurgiCare, serving the freestanding ambulatory surgery center market; Integrated Physician Solutions, Inc., providing business and management services to physician practices; and Medical Billing Services, Inc., providing physician billing and collection services and practice management solutions to hospital-based physicians. The core competency of the Company is its long-term experience and success in working with and creating value for physicians. For more information on Orion HealthCorp, Inc., visit the Company's website at www.orionhealthcorp.com.

      Certain statements in this press release constitute "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Acts"). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.

      The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of Orion HealthCorp, Inc. and the other companies described herein. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts. Any number of factors could affect future operations and results. Orion HealthCorp, Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

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Orion Announces First Quarter Results
Page 3
May 13, 2005

                             ORION HEALTHCORP, INC.
            UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                                2005       2004
                                                              -------   -------
Net operating revenues                                        $ 9,202   $ 4,178
Direct cost of revenues                                         4,161     2,533
                                                              -------   -------

Gross margin                                                    5,041     1,645
                                                              -------   -------

Operating expenses                                              6,783     2,257

      Total other income (expenses), net                          (93)     (246)

Minority interest earnings in partnership                         (39)        -
                                                              -------   -------

Loss from continuing operations                                (1,874)     (858)

      Income from operations of discontinued components,
       including net gain on disposal of $343,575 in 1Q05         194        84
                                                              -------   -------

Net loss                                                       (1,680)     (774)

      Preferred stock dividends                                     -      (165)
                                                              -------   -------

Net loss attributable to common stockholders                  $(1,680)  $  (939)
                                                              =======   =======

Weighted average common shares outstanding:
      Basic                                                     8,667     8,602
      Diluted                                                   8,667     8,602

Earnings (loss) per share:

      BASIC:
           Net loss per share from continuing operations      $ (0.22)  $ (0.10)
           Net income per share from discontinued operations  $  0.02   $  0.01
                                                              -------   -------
             Net loss per share                               $ (0.20)  $ (0.09)
                                                              =======   =======

      DILUTED:
           Net loss per share from continuing operations      $ (0.22)  $ (0.10)
           Net income per share from discontinued operations  $  0.02   $  0.01
                                                              -------   -------
             Net loss per share                               $ (0.20)  $ (0.09)
                                                              =======   =======

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Orion Announces First Quarter Results
Page 4
May 13, 2005

                             ORION HEALTHCORP, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                   MARCH 31,   DECEMBER 31,
                                                                                                      2005         2004
                                                                                                  -----------  ------------
                                                                                                  (Unaudited)
Current assets
       Cash and cash equivalents                                                                  $      612   $       702
       Accounts receivable, net                                                                        5,023         4,469
       Inventory                                                                                         500           519
       Prepaid expenses and other current assets                                                         775           520
                                                                                                  ----------   -----------
         Total current assets                                                                          6,910         6,210
                                                                                                  ----------   -----------
Property and equipment, net                                                                            3,007         3,371
                                                                                                  ----------   -----------

Other long-term assets
       Intangible assets, including goodwill                                                          31,432        32,251
       Other assets, net                                                                                 527           534
                                                                                                  ----------   -----------
         Total other long-term assets                                                                 31,959        32,785
                                                                                                  ----------   -----------
            Total assets                                                                          $   41,876   $    42,366
                                                                                                  ==========   ===========

Current liabilities
       Accounts payable and accrued expenses                                                      $    7,579   $     7,206
       Current portion of capital lease obligation                                                       251           258
       Current portion of long-term debt                                                               3,449         2,762
                                                                                                  ----------   -----------
         Total current liabilities                                                                    11,279        10,226
                                                                                                  ----------   -----------

Long-term liabilities
       Capital lease obligation, net of current portion                                                  499           540
       Long-term debt, net of current portion                                                          4,226         4,239
       Deferred tax liability                                                                            621           621
       Minority interest in partnership                                                                  216           170
                                                                                                  ----------   -----------
         Total long-term liabilities                                                                   5,562         5,570
                                                                                                  ----------   -----------

Stockholders' equity
          Preferred stock, par value $0.001; 20,000,000 shares authorized; no shares issued and
           outstanding                                                                                     -             -
          Common stock, Class A, par value $0.001; 70,000,000 shares authorized, 8,685,381 and
           8,602,149 shares issued and outstanding at March 31, 2005 and December 31, 2004,
           respectively                                                                                    9             9
          Common stock, Class B, par value $0.001; 25,000,000 shares authorized, 11,482,261 shares
           issued and outstanding at March 31, 2005 and December 31, 2004                                 11            11
          Common stock, Class C, par value $0.001; 2,000,000 shares authorized, 1,575,760 shares
           issued and outstanding at March 31, 2005 and December 31, 2004                                  2             2
          Additional paid-in capital                                                                  56,749        56,602
          Accumulated deficit                                                                        (31,698)      (30,016)
          Treasury stock - at cost; 9,140 shares at March 31, 2005 and December 31, 2004                 (38)          (38)
                                                                                                  ----------   -----------
  Total stockholders' equity                                                                          25,035        26,570
                                                                                                  ----------   -----------
        Total liabilities and stockholders' equity                                                $   41,876   $    42,366
                                                                                                  ==========   ===========

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